                                                 Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements listed below of Marathon Oil Corporation of our report dated April 1, 2021 relating to the financial statements for the year ended December 31, 2019 of Alba Plant LLC, which appears in this Form 10-K.

Form S-3ASR:	Relating to:
Reg. No	333-235867	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units

Form S-8:	Relating to:

Reg. No.	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan
	333-211611	Marathon Oil Corporation 2016 Incentive Compensation Plan
	333-231833	Marathon Oil Corporation 2019 Incentive Compensation Plan

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 17, 2022